Exhibit 99.1
For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com
BRILLIAN CORPORATION COMPLETES MERGER WITH SYNTAX
TEMPE, ARIZ., November 30, 2005 — Brillian Corporation (Nasdaq: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary liquid crystal on silicon (LCoSTM) microdisplays, today announced that it has completed the previously announced merger with Syntax Groups Corporation and has changed its name to Syntax-Brillian Corporation.
Syntax-Brillian Corporation’s stock will trade for approximately the next twenty trading days under the temporary ticker symbol BRLCD, after which, it will resume trading under the current ticker, BRLC.
Based on today’s closing stock price, the Company does not currently anticipate doing a reverse stock split.
About Brillian Corporation
Brillian Corporation designs and develops rear-projection HDTVs targeted at retailers and end user customers looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoSTM Gen II technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoSTM microdisplay products and subsystems that original equipment manufacturers (OEMs) integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoSTM Gen I and LCoSTM Gen II microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is www.brilliancorp.com.
About Syntax Groups Corporation
Founded in May 2003, Syntax Groups Corporation (www.syntaxgroups.com) manufactures the high-value, affordable Olevia family of widescreen HDTV-ready LCD TVs. Since the company commenced its initial shipments of Olevia LCD TVs in April 2004, Syntax has achieved unparalleled growth and is now recognized as one of the fastest

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801
     www.brilliancorp.com

growing LCD TV brands in North America with ranking in the “Top 5” North American LCD TV brands and in the “Top 10” worldwide. Delivering on its mission to design and mass-produce digital convergence consumer electronics products with superior specifications and competitively affordable prices, and support consumers of its Olevia brand with a unique, customer friendly after-sale warranty program, Syntax has rapidly established broad distribution in the North American retail sales channel and has expanded operations in Asia. Syntax maintains its own final assembly and quality control production facility at Syntax headquarters located at 20480 East Business Parkway, City of Industry, California, 91789.
Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801
     www.brilliancorp.com